Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:33 AM 07/20/2022
FILED 11:33 AM 07/20/2022
SR 20223037010 - File Number 7232809

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

1847 GOEDEKER INC.

July 20, 2022

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Amendment”) has been duly executed and is filed pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) to amend the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of 1847 Goedeker Inc., a Delaware corporation (the “Corporation”), under the DGCL.

1.	The name of the Corporation is “1847 Goedeker Inc.”.

2.	The Board of Directors of the Corporation has duly adopted resolutions proposing and declaring advisable this Amendment in accordance with Section 242 of the DGCL.

3.	This Amendment has been duly adopted in accordance with Section 242 of the DGCL.

4.	Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“ARTICLE I

The name of the corporation is Polished.com Inc. (the “Corporation”).”

5.	This Amendment shall be effective immediately upon filing.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Amendment as of July 20, 2022.

1847 GOEDEKER INC.

By:	/s/ Albert Fouerti
Name:	Albert Fouerti
Title:	Chief Executive Officer

Signature Page to

Certificate of Amendment to

Amended and Restated Certificate of Incorporation of

1847 Goedeker Inc.